NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2016
(in thousands)

	Nobilis Health	Arizona Vein	Pro Forma		Nobilis Health
	Corp.		Adjustments		Corp. Combined
Assets
Current assets:
Cash	$18,823	$1,671	$(1,171)	(a)	$19,323
Trade accounts receivable, net	77,608	6,144	—		83,752
Medical supplies	4,724	150	—		4,874
Prepaid expenses and other current assets	3,573	1,453	—		5,026
Total current assets	104,728	9,418	(1,171)		112,975
Property, plant and equipment, net	34,976	2,483	1,808	(b)	39,267
Intangible assets, net	18,601	—	2,000	(c)	20,601
Goodwill	44,833	—	10,418	(d)	55,251
Deferred tax asset	27,805	—	—		27,805
Other long-term assets	1,997	31	—		2,028
Total assets	$232,940	$11,932	$13,055		$257,927
Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$20,588	$883	$—		$21,471
Accrued expenses	13,640	392	—		14,032
Lines of credit	3,000	—	—		3,000
Current portion of capital leases	3,793	56	—		3,849
Current portion of long-term debt	1,693	639	(639)	(e)	2,568
			875	(e)
Current portion of warrant and stock option derivative liabilities	801	—	—		801
Other current liabilities	5,377	1,607	—		6,984
Total current liabilities	48,892	3,577	236		52,705
Long-term capital leases, net of current portion	13,603	49	—		13,652
Lines of credit	3,500	—	—		3,500
Long-term debt, net of current portion	20,397	1,475	(1,475)	(e)	39,215
			18,818	(e)
Warrant and stock option derivative liabilities, net of current portion	983	—	—		983
Other long-term liabilities	3,663	41	(41)	(f)	3,663
Total liabilities	91,038	5,142	17,538		113,718
Contingently redeemable noncontrolling interest	9,393	—	—		9,393
Shareholders' Equity:
Common shares, no par value	—	—	—		—
Additional paid in capital	216,865	7,385	(7,385)	(g)	219,115
			2,250	(g)
Accumulated deficit	(85,650)	(595)	595	(g)	(85,650)
Total shareholders’ equity attributable to Nobilis Health Corp.	131,215	6,790	(4,540)		133,465
Noncontrolling interests	1,294	—	—		1,294
Total shareholders' equity	132,509	6,790	(4,540)		134,759
Total Liabilities and Shareholders' Equity	$232,940	$11,932	$12,998		$257,870

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2015
(in thousands, except share and per share data)

	Nobilis Health	Arizona Vein	Pro Forma		Nobilis Health
	Corp.		Adjustments		Corp. Combined
Revenues:
Revenues and net professional fees	$209,446	$20,043	$—		$229,489
Contracted marketing revenues	13,106	—	—		13,106
Factoring revenues	6,664	—	—		6,664
Total revenue	229,216	20,043	—		249,259
Operating expenses:
Salaries and benefits	40,845	4,955	300	(h)	46,100
Drugs and supplies	37,365	1,451	—		38,816
General and administrative	79,422	5,874			85,296
Bad debt expense	3,557	—	—		3,557
Depreciation and amortization	4,531	665	487	(i)	5,683
Facility operating expenses	165,720	12,945	787		179,452
Corporate costs:
Salaries and benefits	6,597	—	—		6,597
General and administrative	22,648	—	—		22,648
Legal expenses	2,445	—	—		2,445
Depreciation and amortization	156	—	—		156
Total corporate costs	31,846	—	—		31,846
Income from operations	31,650	7,098	(787)		37,961
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(8,985)	—	—		(8,985)
Interest expense	1,597	156	(156)	(j)	2,188
			591	(j)
Bargain purchase gain	(1,733)	—	—		(1,733)
Other income, net	34	(153)	—		(119)
Total other (income) expense	(9,087)	3	435		(8,649)
Income (loss) before income taxes and noncontrolling interests	40,737	7,095	(1,222)		46,610
Income tax (benefit) expense	(23,196)	—	(428)	(k)	(23,624)
Net income (loss)	63,933	7,095	(794)		70,234
Net loss attributable to noncontrolling interests	13,093				13,093
Net income attributable to Nobilis Health Corp.	$50,840	$7,095	$(794)		$57,141
Net income per basic common share	$0.76				$0.84
Net income per fully diluted common share	$0.68				$0.75
Weighted average shares outstanding (basic)	67,015,387				67,765,387
Weighted average shares outstanding (fully diluted)	75,232,783				75,982,783

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2016
(in thousands, except share and per share data)

	Nobilis Health	Arizona Vein	Pro Forma		Nobilis Health
	Corp.		Adjustments		Corp. Combined
Revenues:
Revenues and net professional fees	$101,533	$7,546	$—		$109,079
Contracted marketing revenues	8,150	—	—		8,150
Factoring revenues	3,461	—	—		3,461
Total revenue	113,144	7,546	—		120,690
Operating expenses:
Salaries and benefits	25,168	2,469	150	(h)	27,787
Drugs and supplies	24,197	736	—		24,933
General and administrative	52,483	4,219			56,702
Depreciation and amortization	4,510	193	243	(i)	4,946
Facility operating expenses	106,358	7,617	393		114,368
Corporate costs:
Salaries and benefits	3,312	—	—		3,312
General and administrative	10,408	—	—		10,408
Legal expenses	2,575	—	—		2,575
Depreciation and amortization	130	—	—		130
Total corporate costs	16,425	—	—		16,425
Loss from operations	(9,639)	(71)	(393)		(10,103)
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(1,699)	—	—		(1,699)
Interest expense	1,371	65	(65)	(j)	1,650
			279	(j)
Other income, net	(2,813)	(30)	—		(2,843)
Total other (income) expense	(3,141)	35	214		(2,892)
Income (loss) before income taxes and noncontrolling interests	(6,498)	(106)	(607)		(7,211)
Income tax (benefit) expense	(2,249)	—	(212)	(k)	(2,461)
Net income (loss)	(4,249)	(106)	(395)		(4,750)
Net loss attributable to noncontrolling interests	4,090	—	—		4,090
Net income attributable to Nobilis Health Corp.	$(159)	$(106)	$(395)		$(660)
Net income per basic common share	$—				$(0.01)
Net income per fully diluted common share	$—				$(0.01)
Weighted average shares outstanding (basic)	75,780,695				76,530,695
Weighted average shares outstanding (fully diluted)	75,780,695				76,530,695

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma combined balance sheet has been prepared assuming the acquisition occurred as of June 30, 2016. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisition occurred as of January 1, 2015.

For the unaudited pro forma condensed combined balance sheet, the $22.0 million purchase price has been allocated based on management's preliminary estimate of the fair values of assets acquired and liabilities assumed as of October 28, 2016. The purchase price allocation, which excludes transaction costs, is considered preliminary, particularly as it relates to the final valuation of certain identifiable property and equipment, intangible assets and goodwill. There could be significant adjustments when the valuation is finalized. The preliminary estimate of the purchase price allocation is as follows (in thousands):

Total current assets and other long-term assets	$8,278
Property and equipment	4,291
Intangible assets	2,000
Goodwill	10,418
Total liabilities	(2,987)
Total purchase price	$22,000

The acquired intangible assets consist primarily of licenses that have indefinite lives and are not amortized. There is also a non-compete agreement that is estimated to be amortized over 2 years using the straight-line method.

The unaudited pro forma statements are prepared in accordance with the Securities and Exchange Commission (SEC) Regulation S-X and the accounting policies used in the preparation of the pro forma statements are in accordance with Generally Accepted Accounting Principles in the United States of America ("U.S. GAAP"), which are consistent with those used in the Company's audited consolidated financial statements as of and for the year ended December 31, 2015, and unaudited consolidated financial statements as of and for the three and six months ended June 30, 2016.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or the results of operations in future periods or the results that actually would have been realized had Arizona Vein been consolidated with the Company during the periods shown herein. The pro forma adjustments are based on financial information available at the time of the preparation of these unaudited pro forma condensed combined financial statements.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company and Arizona Vein, including the Company's annual report on Form 10-K for the year ended December 31, 2015, and the Company's quarterly report on Form 10-Q for the period ended June 30, 2016.

Description of the pro forma adjustments are as follows:

(a) This adjustment represents the decrease of Arizona Vein cash balance to equal a cash amount agreed upon that the Company will retain for ongoing operations.

(b) This adjustment is made to increase the carrying value of Arizona Vein's property and equipment to its estimated fair value at the acquisition date.

(c) This adjustment is made to reflect the estimated fair value of intangible assets acquired. The intangibles include approximately $0.5 million related to a non-compete agreement that should be amortized over 2 years. In addition, there were approximately $1.5 million recognized related to medical licensing which have indefinite lives and thus, are not amortized.

(d) This adjustment is made to reflect goodwill arising from the acquisition of Arizona Vein based upon the preliminary purchase price allocation in the table above.

(e) On October 28, 2016 the Company entered into a credit facility consisting of a $52.5 million term loan ( the "Term Loan"), and a $30.0 million revolving credit facility (the "Revolver") with Compass Bank. The new agreement replaces the prior $36.6 million five-year credit agreement. The principal amount of the Term Loan pursuant to the Credit Agreement is $52.5 million, which bears interest on the outstanding principal amount thereof at a rate of the then applicable London Interbank Offered Rate, plus an applicable margin ranging from 3.0% to 3.75% (depending on the Company’s consolidated leverage ratio), with an option for the interest rate to be set at the then applicable Base Rate (the “Interest Rate”). All outstanding principal on the Term Loan under the Credit Agreement is due and payable on October 28, 2021. The revolving credit facility is $30.0 million which bears interest at the then applicable Interest Rate. The maturity date of the Revolver is October 28, 2021. The adjustments eliminate Arizona Vein's existing debt that was paid off in conjunction with the acquisition and adds debt assumed by the Company for the purchase of Arizona Vein. Included in the adjustment we recognized approximately $0.3 million in deferred financing costs that are amortized over the term of the loan.

(f) This adjustment reflects the elimination of deferred lease liabilities that were not included in the purchased net assets.

(g) This adjustment eliminates all existing equity in Arizona Vein and increases our additional paid in capital for the issuance of 750,000 common shares at a price of $3.00 per share as a portion of the purchase price.

(h) This adjustment represents an increase due to the hiring of a key individual retained. Previously, this individual did not draw a salary. This key individual has signed an employee agreement with the Company in conjunction with the acquisition of Arizona Vein.

(i) This adjustment is to record additional depreciation expense as a result of the increase in property and equipment arising from the fair value adjustment as well as the increase in amortization related to non-compete agreement obtained. The estimated fair value step up was approximately $1.8 million. We acquired computer software and hardware and other equipment. Our estimated useful lives per our accounting policies is 3-7 years. As an estimate, we applied 5 years to the step up value above to calculate our additional depreciation expense. We estimated $0.5 million in non-compete agreements amortized over an estimate of two years.

(j) This adjustment primarily represents net additional interest expense and amortization of deferred financing costs associated with the approximately $19.75 million used to acquire Arizona Vein. This adjustment also eliminates amortization of deferred financing costs incurred by the Company related to the Company's prior credit facility and adds amortization of deferred financing costs for debt issuance costs incurred associated with the acquisition of Arizona Vein.

(k) This adjustment applies a 35% tax benefit associated with the adjustments discussed previously.